SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[     ]  Preliminary Proxy Statement
[     ]  Confidential, for Use of the Commission Only
[  X  ]  Definitive Proxy Statement
[     ]  Definitive Additional Materials

[     ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

 Neurocrine Biosciences, Inc.
-----------------------------------------------
(Name of Registrant as specified in its charter)


 ----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[  X  ]  No filing fee.
[     ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[     ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
[     ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          NEUROCRINE BIOSCIENCES, INC.

                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 23, 2002

 TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), will be held on May 23, 2002, at 8:30 a.m. local time, at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California, 92121 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1. To elect two Class III Directors to the Board of Directors to serve for a term of three years;

2. To amend the Company's 1992 Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance from 6,800,000 to 7,500,000 shares;

3. To amend the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance from 525,000 to 625,000 shares;

4. To amend the Company's 1996 Director Option Plan to increase the number of shares of Common Stock reserved for issuance from 300,000 to 400,000 shares;

5. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2002; and

6. To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

     Only stockholders of record at the close of business on April 1, 2002 are entitled to receive notice of and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                        By Order of the Board
                                        of Directors,

                                        Margaret Valeur-Jensen, J.D.,Ph.D.
                                        Secretary

San Diego, California
April 19, 2002

                          NEUROCRINE BIOSCIENCES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), for use at its 2002 Annual Meeting of Stockholders to be held on May 23, 2002, at 8:30 a.m., local time, or at any continuations, adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California 92121. The Company's telephone number is (858) 658-7600.

         These proxy solicitation materials were first mailed on or about April 19, 2002 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

         Stockholders of record at the close of business on April 1, 2002 (the "Record Date") are entitled to receive notice of and vote at the meeting. At the close of business on the Record Date, 30,402,531 shares of the Company's Common Stock, $0.001 par value per share, were issued and outstanding. As of the Record Date, the Company had approximately 5,400 stockholders. Of those stockholders, 111 are stockholders of record. For information regarding holders of more than five percent of the outstanding Common Stock, see "Stock Ownership of Principal Stockholders and Management" below.

REVOCABILITY OF PROXIES

         Proxies given pursuant to this solicitation may be revoked at any time before they have been used. A proxy may be revoked by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. A proxy will also be revoked if the stockholder attends the meeting and votes in person. Attendance at the meeting will not, by itself, revoke a proxy.

VOTING AND SOLICITATION

         Every stockholder of record on the Record Date is entitled, for each share of Common Stock held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

         The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. The Company has retained Innisfree, a professional proxy solicitation firm, to assist in the solicitation of proxies at a cost of $6,500, plus certain out-of-pocket expenses. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or by other appropriate means.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of an investor relations services firm. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

         The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the nominees for director named in the proxy, for the approval of the amendment of the 1992 Incentive Stock Plan, for the approval of the amendment of the 1996 Employee Stock Purchase Plan, for the approval of the amendment of the 1996 Directors Option Plan, for the ratification of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may properly come before the meeting, as the case may be with respect to the items not marked.

         If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will be counted towards a quorum but will not be counted for any purpose in determining whether a matter has been approved. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

STOCKHOLDER PROPOSALS

         Under the Company's Bylaws, proposals that stockholders wish to present at the annual stockholders meeting to be held following fiscal 2002 (whether such stockholders wish to have the proposals included in the related proxy statement or not) must be received by the Company at its principal executive office before December 20, 2002 and must satisfy the conditions for such proposals set forth in the Company's Bylaws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, except as described below, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2001. Henry Y. Pan, M.D., Ph.D., F.A.C.C. was late filing a Form 3 to report his stock and option holdings at the time he became required to report pursuant to Section 16(a).

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock as of April 1, 2002 by (i) each of the executive officers named in the table under "Compensation of Executive Officers -- Summary Compensation Table," (ii) each director, (iii) all directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. A total of 30,402,531 shares of the Company's Common Stock were issued and outstanding as of April 1, 2002.

                                                       BENEFICIALLY    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 OWNED (2)    OWNERSHIP
--------------------------------------------------------------------------------
FMR Corp. .............................................  2,790,400       9.2%
  82 Devonshire Street
  Boston, MA 02109
T. Rowe Price Associates...............................  2,276,450       7.5%
  100 E. Pratt Street
  Baltimore, MD  21202
Delaware Management Holdings ..........................  1,747,405       5.8%
  2005 Market Street
  Philadelphia, PA 19103
D. Bruce Campbell, Ph.D. (3) ..........................    192,192        *
Paul W. Hawran (4) ....................................    436,544       1.4%
Gary A. Lyons (5) .....................................    974,281       3.2%
Henry Y. Pan, M.D., Ph.D., F.A.C.C.  (6)...............      8,500        *
Margaret E. Valeur-Jensen, J.D., Ph.D. (7) ............    139,031        *
Joseph A. Mollica, Ph.D. (8) ..........................     64,996        *
Richard F. Pops (9) ...................................     31,997        *
Stephen A. Sherwin, M.D. (10) .........................     34,498        *
Lawrence Steinman, M.D. (11) ..........................    157,666        *
Wylie W. Vale, Ph.D. (12) .............................    448,001       1.5%
All executive officers and directors as a group
     (10 persons) (13)..................... ...........  2,487,706       8.2%
 ----------------

* Represents beneficial ownership of less than one percent (1%) of the 30,402,531 outstanding shares of the Company's Common Stock as of the Record Date.

(1)  The address of each individual named is c/o Neurocrine  Biosciences,  Inc.,
     10555  Science  Center  Drive,  San  Diego,  CA  92121,   unless  otherwise
     indicated.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Includes 190,204 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(4) Includes 233,960 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(5) Includes 338,611 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(6)  There are no options exercisable within 60 days of the Record Date.

(7) Includes 87,049 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(8) Includes 64,996 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(9) Includes 31,997 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(10) Includes 34,498 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(11) Includes 157,666 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(12) Includes 16,926 shares issuable pursuant to options exercisable within 60 days of the Record Date.

(13) Includes an aggregate of 1,155,907 shares issuable pursuant to options exercisable within 60 days of the Record Date.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

         The Company's Bylaws provide that the Board of Directors will be comprised of seven directors. The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes. There currently are two directors in Class I (Wylie W. Vale, Ph.D. and Joseph A. Mollica, Ph.D.), two directors in Class II (Stephen A. Sherwin, M.D. and Richard
F. Pops), and two directors in Class III (Gary A. Lyons and Lawrence Steinman, M.D.). The vacant seat is not in the class of directors that is up for election at the Annual Meeting. The Company is conducting a search for an appropriate candidate to be appointed to the Board to fill the vacant seat.

         The directors in Class I hold office until the 2003 Annual Meeting of Stockholders, the directors in Class II hold office until the 2004 Annual Meeting of Stockholders and the directors in Class III hold office until the 2002 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office or death). After each such election, the directors in each such case will then serve in succeeding terms of three years and until a successor is duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's directors and executive officers.

         The term of office of directors Gary A. Lyons and Lawrence J. Steinman, M.D. expire at the 2002 Annual Meeting. At the 2002 Annual Meeting, the stockholders will elect two Class III Directors for a term of three years.

VOTE REQUIRED

         The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the 2002 Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors.

         Votes   withheld   from  any  director  are  counted  for  purposes  of
determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

         Both of the nominees (Gary A. Lyons and Lawrence Steinman, M.D.) are presently Class III Directors of the Company. Certain information about the nominees is set forth below:

                                                                       DIRECTOR
NAME                      AGE    POSITION IN THE COMPANY                SINCE
----                      ---    -----------------------                -----
Gary A. Lyons ............51     President, Chief Executive Officer      1992
                                 and Director

Lawrence Steinman, M.D. ..54     Director                                2001

         GARY A. LYONS has served as President, Chief Executive Officer and a director of the Company since joining the Company in February 1993. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech including Vice President of Business Development and Vice President of Sales. Mr. Lyons currently serves on the Boards of Directors for Intrabiotics Pharmaceuticals, Inc. and Vical, Inc. Mr. Lyons holds a B.S. in marine biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

         LAWRENCE STEINMAN, M.D., is one of the Company's academic co-founders. He received his M.D. from Harvard University in 1973 and has served more than 20 years at Stanford University School of Medicine as a Professor of Neurology and Pediatrics, as well as serving as Professor of Immunology at the Weizmann Institute. Dr. Steinman became Chief Scientist, Neuroimmunology and a member of the Company's Founding Board of Scientific and Medical Advisors and its
Executive Committee in September 1992. He has been honored with the Weir Mitchell Award of the American Academy of Neurology and the Senator Jacob Javits Neuroscience Investigators Award from the United States Congress as well as The Dr. Friedrich Sasse Award for Outstanding Contributions in Immunology from the Free University of Berlin. He is Board Certified with the American Board of Psychiatry and Neurology and holds seven different patents in the United States, Europe and Australia.

INCUMBENT DIRECTORS WITH TERMS CONTINUING AFTER THE ANNUAL MEETING

         The Class I and II Directors will remain in office after the 2002 Annual Meeting. The Class I Directors are Joseph A. Mollica, Ph.D. and Wylie W. Vale, Ph.D. The Class II Directors Stephen A. Sherwin, M.D. and Richard F. Pops. The names and certain other current information about the directors whose terms of office continue after the Annual Meeting are set forth below:

                                                                       DIRECTOR
NAME OF DIRECTOR                   AGE  POSITION IN THE COMPANY         SINCE
----------------                   ---  -----------------------         -----
Joseph A. Mollica, Ph.D. (1) (2) ..61   Chairman of the Board            1997
Wylie W. Vale, Ph.D. ..............60   Chief Scientific Advisor,        1992
                                        Neuroendocrinology and Director

Stephen A. Sherwin, M.D. (1) (2)...53   Director                         1999
Richard F. Pops (1) ...............40   Director                         1998

     (1) Member of the Audit Committee.
     (2) Member of the Compensation Committee.

         JOSEPH A. MOLLICA, PH.D., has served as a director of the Company since June 1997 and became Chairman of the Board in April 1998. Since February 1994, Dr. Mollica has served as the Chairman of the Board of Directors, President and Chief Executive Officer of Pharmacopeia, Inc., a biopharmaceutical company focusing on combinatorial chemistry, high throughput discovery, molecular modeling and bioinformatics. From 1987 to December 1993, Dr. Mollica served as Vice President, Medical Products of DuPont Company and then as President and CEO of DuPont Merck Pharmaceutical Company from 1991 to 1993. At Ciba-Geigy, where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility, rising to Senior Vice President of Ciba-Geigy's Pharmaceutical Division. He is currently on the Boards of Impath, Inc., Genencor International, Inc., and Pharmacopeia, Inc. He received his B.S. from the University of Rhode Island and his M.S. and Ph.D. from the University of Wisconsin.

         WYLIE W. VALE, PH.D. is one of the Company's academic co-founders, Director, Chief Scientific Advisor, Neuroendocrinology and a member of the Company's Founding Board of Scientific and Medical Advisors. Dr. Vale was elected a director of the Company in September 1992. He is a Professor and former Chairman of the Faculty at The Salk Institute for Biological Studies and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he is currently Chairman-Elect of the Faculty and a member of the Board of Trustees. He is also an Adjunct Professor of Medicine at the University of California at San Diego and was recently elected to the Institute of Medicine. Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine peptides, growth factors and their receptors. In recognition of his discoveries, he has received numerous awards and is a member of the National Academy of Arts and Sciences and the National Academy of Sciences. He is a past President of the American Endocrine Society and is the current President of the International Society of Endocrinology. Dr. Vale received a B.A. in biology from Rice University, and a Ph.D. in physiology and biochemistry from the Baylor College of Medicine.

         STEPHEN A. SHERWIN, M.D. was elected to the Board of Directors on April 22, 1999. Since March 1990, Dr. Sherwin has served as Chief Executive Officer and director of Cell Genesys, Inc. In March 1994, he was elected as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President of Clinical Research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also serves as a director of Abgenix, Inc., Calyx Therapeutic, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin holds a B.A. from Yale and an M.D. from Harvard Medical School.

         RICHARD F. POPS has been Chief Executive Officer of Alkermes, Inc., since February 1991. Under his leadership, Alkermes has grown from a privately held company with 25 employees to a publicly traded, leading specialty pharmaceutical company with more than 500 employees in the United States and United Kingdom. Mr. Pops currently serves on the Boards of Directors of Alkermes, Inc. Reliant Pharmaceuticals, LLC, Genomics Collaborative, Inc., CombinatoRx, Inc., the Biotechnology Industry Organization (BIO), the Massachusetts Biotechnology Council (MBC) and Harvard Medical School Board of Fellows. He also serves as Chair for the Harvard Medical School Advisory Council for Biological Chemistry and Molecular Pharmacology. He received a B.A. in economics from Stanford University in 1983.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of six meetings and took action by written consent on five occasions during 2001. During 2001, the Board of Directors had an Audit Committee and a Compensation Committee. No director attended fewer than 80% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

         The Compensation Committee in 2001 consisted of directors Joseph A. Mollica, Ph.D. and Stephen A. Sherwin, M.D. This committee met one time and took no actions by written consent during 2001. The Compensation Committee reviewed and recommended to the Board the compensation of executive officers and other employees of the Company.

         The Company has an Audit Committee composed of independent directors. Information regarding the functions performed by the committee, its membership, and the number of meetings held during the fiscal year, is set forth in the "Report of the Audit Committee," included in this annual proxy statement. The Audit Committee is governed by a written charter approved by the Board of Directors.

         The Company also has a Nominating Committee, currently comprised of Joseph A. Mollica, Ph.D., Richard F. Pops and Stephen A. Sherwin, M.D. The functions of this committee include consideration of the composition of the Board and recommendation of individuals for election as directors of the Company. The Nominating Committee will consider nominees recommended by security holders provided such nominations are made pursuant to the Company's Bylaws and applicable law. The committee met one time during 2001 to nominate Gary A. Lyons and Lawrence Steinman, M.D. for re-election as Class III Directors for the upcoming three-year term.

BOARD COMPENSATION

         Non-employee directors are reimbursed for expenses incurred in connection with performing their respective duties as directors of the Company. The Company did not pay cash compensation to any director prior to February 1997. Directors who are not employees or consultants of the Company receive a $10,000 annual retainer, plus $1,000 for each regular meeting of the Board of Directors and $750 for each special meeting, committee meeting or telephone meeting lasting more than one hour, that such directors attend. In addition to the cash compensation set forth above, the Company has agreed to provide Dr. Mollica, as Chairman of the Board, an additional annual retainer of $5,000.

         Each non-employee director participates in the 1996 Director Stock Option Plan (the "Directors Plan"). Option grants under the Directors Plan are automatic and non-discretionary and have a term of ten years. The Directors Plan provides for the grant of nonstatutory options to purchase 12,000 shares of the Company's Common Stock to each non-employee director (Dr. Mollica, as Chairman of the Board, will receive 15,000 options) at each annual meeting of the stockholders commencing in 1997, provided that such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee director is automatically granted nonstatutory stock options to purchase 15,000 shares of the Company's Common Stock upon the date such person joins the Board of Directors.

         All options granted to non-employee directors vest over the three-year period following the date of grant and have exercise prices equal to the fair market value of the Company's Common Stock on the date of the grant.

         Effective  March 1, 2000,  each  non-employee  director  is eligible to participate in the Company's Deferred Compensation Plan (the "Compensation Plan"). In addition to non-employee directors of the Company, the Company's Vice Presidents and higher ranking officers of the Company are eligible to participate in the Compensation Plan. Under the terms of the Compensation Plan, each eligible participant may elect to defer all or a portion of cash compensation received for services to the Company. Elections must be made by January 1 of each year and are irrevocable once made. Upon receipt of an eligible participant's deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants upon death or 15 days following the end of the month in which the participant's services to the Company are terminated. Funds may also be withdrawn for hardship under some circumstances. For the year 2001, Dr. Mollica elected to defer 100% of his cash compensation from the Company pursuant to the Compensation Plan.

                             AUDIT COMMITTEE REPORT

         The Audit Committee is comprised of directors  Richard F. Pops,  Joseph
A. Mollica, Ph.D. and Stephen A. Sherwin, M.D. All committee members satisfy the definition of independent director as established in the Nasdaq Stock Market qualification requirements. The Committee met three times during the year ended December 31, 2001.

         The Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2001 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Committee also has reviewed and discussed the Company's audited financial statements as of and for the year ended December 31, 2001 with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under the Statement on Auditing Standards No. 61, (Communications with Audit Committees), as currently in effect. In addition, the Committee has discussed with independent auditors, the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board No. 1, "Independence Discussions with Audit Committees," and considered the compatibility of nonaudit services with the auditors' independence.

         The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on From 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

         This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                                  Respectfully submitted by:
                                                  AUDIT COMMITTEE

                                                  Richard F. Pops
                                                  Joseph A. Mollica, Ph.D.
                                                  Stephen A. Sherwin, M.D.


                   PROPOSAL TWO: APPROVAL OF AMENDMENT OF THE
                            1992 INCENTIVE STOCK PLAN

INCREASE OF 700,000 SHARES

         The Company's 1992 Incentive Stock Plan, as amended (the "Plan") was approved by the Board of Directors and the stockholders of the Company in 1992. The Board has approved an increase in the number shares of Common Stock reserved for issuance under the Plan from 6,800,000 to 7,500,000, subject to stockholder approval at the Annual Meeting.

         The Board believes the proposed increase in the number of shares reserved for issuance under the Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Plan and thus enable the Company to attract and retain valuable employees.

         As of April 1, 2002, under the Plan, there were options outstanding to purchase 3,628,698 shares of Common Stock; 66,305 shares available for future option grants; and 3,104,997 options were exercised and are now outstanding shares of Common Stock. Under the Plan, options and stock purchase rights may be granted to employees and consultants of the Company. As of the Record Date, there were approximately 220 employees and 20 consultants eligible to receive grants under the Plan.

SUMMARY OF THE PLAN

         The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Plan, as amended and restated.

         GENERAL. The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section
422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

         ADMINISTRATION. The Plan may generally be administered by the Board of Directors or a Committee appointed by the Board. The Administrator may make any determinations deemed necessary or advisable for the Plan.

         ELIGIBILITY. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees and consultants (including directors) of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

         LIMITATIONS.   Section   162(m)  of  the  Code  places  limits  on  the
deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 250,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 250,000 shares of Common Stock.

         TERMS AND CONDITIONS OF OPTIONS. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

         Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, in the case of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price will not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

         Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

         Term of Option. The term of options may be no more than 10 years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

         Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically 90 days after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee's termination, the optionee may exercise all or part of his or her option at any time before it terminates.

         Disability. If an optionee's employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) six months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

         Death. In the event of an optionee's death: (i) during the optionee's employment or consulting relationship with the Company, the option may be exercised, at any time within six months of the date of death (but no later than the expiration date of such option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee's right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company six months after the date of death; or (ii) within 30 days (or such other period of time not exceeding three months as determined by the Administrator) after the optionee's employment or consulting relationship with the Company terminates, the option may be exercised at any time within six months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee's right to exercise the option at the date of termination.

         Nontransferability of Options. Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

         The Plan has been amended to provide that upon the retirement of any Company employee at age 55 or greater following five or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of three years from the date of retirement.

         STOCK PURCHASE RIGHTS. A stock purchase right gives the purchaser a period of no longer than six months from the date of grant to purchase Common Stock. The purchase price of Common Stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

         In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee 15 days prior to the consummation of the liquidation or dissolution.

         In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the board of directors in office prior to the commencement of such merger or acquisition.

         AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Plan requires stockholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

         NONSTATUTORY STOCK OPTIONS. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%.

         STOCK PURCHASE RIGHTS. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a right of repurchase.

         The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the purchase) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee would be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director or 10% stockholder of the Company.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED

         At the Annual Meeting, the stockholders are being asked to approve the amendment of the 1992 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1992 Incentive Stock Plan. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN.

                  PROPOSAL THREE: APPROVAL OF AMENDMENT OF THE
                        1996 EMPLOYEE STOCK PURCHASE PLAN

INCREASE OF 100,000 SHARES

         The Company's 1996 Employee Stock Purchase Plan, as amended (the "ESPP"), was approved by the Board of Directors and the stockholders of the Company in 1996. Currently, there is a total of 525,000 shares of Common Stock reserved for issuance under the ESPP. As of the Record Date, there were 155,714 shares available for future issuance under the ESPP. The Board has approved an increase in the number of shares of Common Stock reserved for issuance under the ESPP from 525,000 to 625,000, subject to stockholder approval at the Annual Meeting. Any employee employed by the Company on a given enrollment date is eligible to participate in the ESPP. Eligible employees may be disqualified for a given period pursuant to Section 424(d) of the Code. As of the Record Date, there were 214 employees eligible to participate in the ESPP, 166 of which are participating in the current purchase period.

         The Board believes the proposed increase in the number of shares reserved for issuance under the ESPP is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the ESPP and enable the Company to attract and retain valuable employees.

SUMMARY OF THE ESPP

         The essential features of the ESPP are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the ESPP.

         GENERAL. The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the ESPP qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Code. The provisions of the ESPP, accordingly, will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         ADMINISTRATION. The Board, or a committee of members of the Board, appointed by the Board, will administer the ESPP. The Board or its committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP to determine eligibility and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

         ELIGIBILITY. Any employee, as defined in the ESPP, employed by the Company on a given enrollment date (January 1 or July 1) is eligible to participate in the ESPP. Any provisions of the ESPP to the contrary notwithstanding, no employee will be granted an option under the ESPP (i) if immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary, or (ii) if such option permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         OFFERING PERIODS. The ESPP is implemented by consecutive, overlapping Offering Periods (each 24 months in length) with a new Offering Period beginning on the first trading day on or after July 1 and January 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with the ESPP. The Board has the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

         PURCHASE PERIODS. Each Offering Period is comprised of four purchase periods, each six months in length. Each purchase period shall begin one day after the last exercise date and end with the next exercise date. Exercise dates shall occur on or about June 30 and December 31 of each year.

         PAYROLL DEDUCTIONS. At the time a participant elects to participate in the ESPP, he or she is required to designate the amount of payroll deductions to be made on each pay day during the Offering Period in an amount not to exceed 15% of the compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed 15% of the participant's compensation during the Offering Period.

         All payroll deductions made for a participant will be credited to his or her account under the ESPP and will be withheld in whole percentages only. A participant may not make any additional payments into such account. A participant may decrease the percentage of payroll deductions once during each purchase period and may discontinue participation at any time. Upon termination of employment, any cash balances in the participant's account will be refunded in full. No interest will accrue on payroll deductions of a participant.

         GRANT OF OPTION. On the enrollment date of each Offering Period, each eligible participant in the Offering Period will receive an option to purchase shares of Common Stock on each exercise date during the Offering Period at the applicable purchase price. The number of shares of the Company's Common Stock to be issued is determined by dividing the participant's payroll deductions accumulated prior to such exercise date and retained in the participant's account as of the exercise date by the applicable purchase price. The number of shares eligible for options are subject to limitations defined in the ESPP.

         PURCHASE PRICE. The purchase price will equal 85% of the fair market value of the Common Stock on the enrollment date or the exercise date, whichever is lower.

         EXERCISE OF OPTION. Unless a participant withdraws from the ESPP, his or her option for the purchase of shares will be exercised automatically on the exercise date. Upon exercise, the maximum number of full shares subject to the option will be sold to such participant at the applicable purchase price with the accumulated payroll deductions in his or her account. No fractional shares will be sold, and any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period or offering period, subject to earlier withdrawal by the participant. Any other monies left over in a participant's account after the exercise date will be returned to the participant. During a participant's lifetime, a participant's option to purchase shares under the ESPP is exercisable only by him or her.

         DESIGNATION OF BENEFICIARY. A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, from the participant's account under the ESPP in the event of such participant's death subsequent to an exercise date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the ESPP in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

         TRANSFERABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant.

         USE OF FUNDS. All payroll deductions received or held by the Company under the ESPP may be used by the Company for any corporate purpose, and the Company is not obligated to segregate such payroll deductions.

         ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE.

         Changes in Capitalization. Shares reserved for issuance under the ESPP, as well as the price per share of Common Stock covered by each option under the ESPP that has not yet been exercised, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.

         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

         Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Plan requires that each option under the ESPP be assumed or an equivalent option be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new exercise date.

         AMENDMENT OR TERMINATION. The Board of Directors of the Company may at any time and for any reason terminate or amend the ESPP. Except as provided in the ESPP, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any exercise date if the Board determines that the termination of the ESPP is in the best interests of the Company and its stockholders. Except as provided in the ESPP, no amendment may make any change in any outstanding option which adversely affects the rights of any participant.

         TERM OF PLAN. The ESPP became effective upon its adoption by the Board of Directors. It will continue in effect for a term of 10 years unless sooner terminated.

VOTE REQUIRED

         At the Annual Meeting, the stockholders are being asked to approve the amendment of the 1996 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1996 Employee Stock Purchase Plan. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN.

                         PROPOSAL FOUR: AMENDMENT OF THE
                        1996 DIRECTORS STOCK OPTION PLAN

INCREASE OF 100,000 SHARES

         The Directors Plan was adopted by the Board of Directors in March 1996 and approved by the stockholders at the Company's 1996 Annual Meeting of Stockholders. A total of 300,000 shares of Common Stock is currently reserved for issuance under the Directors Plan. The option grants under the Directors Plan are automatic and the exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. As of the Record Date, under the Directors Plan, there were 179,429 options outstanding, 62,846 exercised and issued as outstanding Common Stock and 57,725 available for grant. The Board has approved an increase in the number of shares of Common Stock reserved for issuance under the Directors Plan from 300,000 to 400,000 shares, subject to stockholder approval at the Annual Meeting. Options under the Directors Plan may only be granted to outside Directors. As of the Record Date, there were 5 outside Directors.

         The Board believes the proposed increase in the number of shares reserved for issuance under the Directors Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Directors Plan and enable the Company to attract and retain valuable non-employee directors

SUMMARY OF THE DIRECTORS PLAN

         The essential features of the Directors Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by reference to, all provisions of the Directors Plan.

         ELIGIBILITY. The Directors Plan provides that each new non-employee director is automatically granted nonstatutory stock options to purchase 15,000 shares of the Company's Common Stock upon the date such person joins the Board of Directors and also provides that each non-employee director receive a grant of options to purchase 12,000 shares of Common Stock at each annual meeting (with the Chairman of the Board receiving a grant of 15,000 options at each annual meeting) of stockholders commencing in 1997, providing that such non-employee director has been a non-employee director of the Company for at least six months prior to the date of such annual meeting of stockholders.

         GRANT OF OPTIONS. Options under the Directors Plan are automatically granted on the date a person joins the Board of Directors and on the date of each subsequent annual meeting of stockholders subject to eligibility requirements. The term of such options is 10 years. Any option granted to a non-employee director becomes exercisable over a 3-year period following the date of grant.

         TRANSFERABILITY. The Directors Plan prohibits any transfer by the optionee other than by will or the laws of descent or distribution. Any optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms).

         MERGER OR ASSET SALE. Upon a merger or asset sale, all outstanding options under the Directors Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares not otherwise exercisable. Each optionee will be given 30 days' notice of the merger or asset sale and be given the opportunity to fully exercise all outstanding options. All options not exercised within the 30-day notice period will expire.

         TERMINATION. The Directors Plan will terminate in March 2006, unless sooner terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

         An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by a non-employee director of the Company is not subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE DIRECTORS PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE NON-EMPLOYEE DIRECTORS' DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE NON-EMPLOYEE DIRECTOR MAY RESIDE.

VOTE REQUIRED

         At the Annual Meeting, the stockholders are being asked to approve the amendment of the 1996 Directors Stock Option Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the Directors Plan. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE AMENDMENT OF THE 1996 DIRECTORS STOCK OPTION PLAN.

                  PROPOSAL FIVE: RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Ernst & Young LLP ("Ernst & Young") to audit the financial statements of the Company for the current fiscal year ending December 31, 2002. Ernst & Young has audited the Company's financial statements since 1992. Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT AUDITOR

         The following table sets forth the aggregate fees paid to the Company's independent auditor, Ernst & Young, LLP, for the fiscal year ended December 31, 2001:

                 Audit ..............................  $   99,706
                 Audit related.......................      59,050
                 All other ..........................      49,226
                                                         --------
                 Total...............................  $  207,982
                                                         ========


         There were no fees billed for financial information systems design and implementation services during the 2001 fiscal year.

         Audit fees include the aggregate fees billed for professional services rendered by Ernst & Young for the audit of the Company's annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the 2001 fiscal year.

         All other fees includes the aggregate fees billed for all services rendered by Ernst & Young, other than fees for the services which must be reported under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," during the 2001 fiscal year.

         Stockholders are not required to ratify the selection of Ernst & Young as the Company's independent accountants. However, the Board of Directors is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve and ratify the Board's selection of Ernst & Young. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.


                     OTHER INFORMATION REGARDING THE COMPANY

PERFORMANCE GRAPH

         The following is a line graph comparing the cumulative total return to stockholders over the last five years of the Company's Common Stock from December 31, 1996 through December 31, 2001 to the cumulative total return over such period of (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Nasdaq Biotech Index. The performance shown is not necessarily indicative of future price performance. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

                                                NASDAQ           NASDAQ
Measurement Period         Neurocrine        Stock Market     Biotechnology
(Fiscal Year Covered)    Biosciences, Inc.      (U.S.)            Index
--------------------     ----------------     -----------     -------------
       12/31/96               100                 100               100
       12/31/97                79                 122               100
       12/31/98                69                 170               144
       12/31/99               248                 315               291
       12/31/00               331                 191               358
       12/31/01               513                 151               300

         Table assumes $100 invested on 12/31/96 in Stock or Index - including reinvestment of dividends at fiscal years ending December 31.

                               EXECUTIVE OFFICERS

         As of the Record Date, the executive officers of the Company were as follows:

NAME                           AGE  POSITION
----------------------------   ---  ----------------------
Gary A. Lyons ...............  51   President, Chief Executive Officer
                                      and  Director

Paul W. Hawran ..............  50   Executive Vice President and
                                      Chief Financial Officer

Henry Y. Pan, M.D., .........  55   Executive Vice President,
  Ph.D., F.A.C.C.                   Clinical Development and
                                    Chief Medical Officer

D. Bruce Campbell, Ph.D .....  57   Senior Vice President, Development

Margaret E. Valeur-Jensen, ..  45   Senior Vice President,
  J.D., Ph.D.                       General Counsel and
                                    Corporate Secretary


         See Proposal One above for biographical information concerning Gary A. Lyons.

         PAUL W. HAWRAN became Executive Vice President and Chief Financial Officer of the Company in January 2001 after having served as Senior Vice President and Chief Financial Officer of the Company since February 1996 and Vice President and Chief Financial Officer from 1993 to 1996. In this capacity, Mr. Hawran directs strategic planning, finance, investor relations, human resources, information technologies and operations. Mr. Hawran was employed by SmithKline Beecham Corporation from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, Mr. Hawran held various financial positions at Warner Communications (now Time Warner) where he was involved in corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in finance from St. John's University and an M.S. in taxation from Seton Hall University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, California and Pennsylvania Institute of Certified Public Accountants and the Financial Executives Institute.

         HENRY Y. PAN M.D., PH.D., F.A.C.C. became Executive Vice President of Clinical Development and Chief Medical Officer of the Company in October 2001. In his capacity, Dr. Pan is responsible for scientific and administrative leadership and management of the Company's clinical research and development investment and initiatives. Dr. Pan joined the Company from VennWorks LLC, an operating company that creates, builds, and operates companies in different technology areas. At VennWorks from 2000 to 2001, he was a Managing Director of the operating company, CEO of VennWorks RTP, an incubator company that focused on Life Sciences, and a board member of Labnetics Inc., a lab-on-a-chip company. Prior to joining VennWorks, Dr. Pan was the Co-founder, President, CEO, Managing Partner of Pharmacologics LLC from 1999 to 2000. From 1997 to 1999, he was President and CEO of the Pharmaceutical Services division of MDS Inc., a fully integrated Contract Research Organization that included MDS Harris, MDS Panlabs, MDS Clinical Trial Laboratories and MDS NeoPharm, among others. At DuPont Merck Pharmaceutical Company, now a Bristol-Myers Squibb Company, from 1992 to 1997, Dr. Pan served as Executive Vice President, Drug Development and Medical Affairs. Prior to his tenure at DuPont Merck, Dr. Pan was at Bristol-Myers Squibb from 1985 to 1992, where he held various positions including Vice President of Clinical Research and Development. Dr. Pan received his B.Sc. degree in Genetics from McGill University, Canada in 1969, M.Sc. in Toxicology in 1973, and Ph.D. in Pharmacology in 1974 from the University of Hawaii, and M.D. from the University of Hong Kong in 1979. He completed his Fellowship training in Clinical Pharmacology in 1985 from Stanford University. Dr. Pan is a Fellow of the American College of Cardiology, the American College of Clinical Pharmacology, the American Heart Association, the Institute of Biological and Clinical Investigation, and the Academy of Medicine of New Jersey.

         D. BRUCE CAMPBELL, PH.D. became Senior Vice President, Development of the Company in January 2001 after having joined the Company as Vice President, Development in February 1998. In his capacity, he is responsible for directing the Company's selection and advancement of drug candidates from research into clinical development. He joined the Company after 27 years at Servier United Kingdom (U.K.), a subsidiary of an international pharmaceutical company based in France, where he served as Research and Development Director from 1972 to 1991 and Director of International Scientific Affairs from 1991 to 1997 and was involved in the development and registration of a wide range of drugs and vaccines. Dr. Campbell is a past Chairman and Board Member of the Drug Information Association (DIA) in Europe and member of the ICH/EFPIA Safety Working Party and is a visiting Professor in Pharmacology at Guys and Kings College London. He is recognized as one of the experts on the regulatory aspects of kinetics and toxicology in new drug development and has written standard texts on the subject. Dr. Campbell is also in the editorial board of international journals and a member of many scientific societies and has published over 100 papers. He is a Fellow of the Royal Society of Chemistry and received his Ph.D. in biochemistry from Guys Hospital Medical School, London University.

         MARGARET VALEUR-JENSEN, J.D., PH.D. became Senior Vice President, General Counsel and Corporate Secretary of the Company in January 2000 after having joined the Company as Vice President, General Counsel and Secretary in October 1998. Dr. Valeur-Jensen has recognized experience in legal transactions for licensing, corporate partnerships, and product commercialization as well as in building intellectual property portfolios. She is responsible for all corporate and patent law practices at the Company, serves as Corporate Secretary and is a member of the senior management committee. From 1995 to 1998, Dr. Valeur-Jensen served as Associate General Counsel, Licensing and Business Law of Amgen. From 1991 to 1995, she served first as Corporate Counsel and later as Senior Counsel, Licensing for Amgen. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell, a leading corporate law firm. She earned a J.D. degree with honors from Stanford University, a Ph.D. in biochemistry and molecular biology from Syracuse University, and was a Post-Doctoral Fellow at Massachusetts General Hospital and Harvard Medical School.

ADDITIONAL INFORMATION

         Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the directors, executive officers or key employees. No executive officer, key employee, promoter or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings or legal proceedings related to the violation of state or federal commodities or securities laws.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three fiscal years in the period ended December 31, 2001 to the Chief Executive Officer and each of the other executive officers of the Company as of December 31, 2001 (the "Named Executive Officers"):


                                                                                           Long-term
                                                       Annual Compensation            Compensation Awards
                                              -------------------------------------- ----------------------
                                                                                                Securities
                                                                           Other                Restricted      All
                                                                           Annual      Stock    Underlying     Other
                                                  Salary        Bonus   Compensation   Awards    Options    Compensation
Name and Principal Position              Year     ($) (1)      ($) (1)      ($)          ($)       (#)          ($)
-------------------------------------------------------------------------------------------------------------------------
Gary A. Lyons                            2001  $405,000 (2)     200,000      -           -         100,000   $     -
      President and                      2000   385,000 (2)     115,000      -           -          90,000    50,694 (3)
      Chief Executive Officer            1999   365,000 (2)     100,000      -           -          50,000    39,191 (3)

Paul W. Hawran                           2001   273,000 (4)     100,000      -           -               -         -
      Executive Vice President and       2000   260,000 (4)      55,000      -           -         200,000    67,548 (5)
      Chief Financial Officer            1999   235,200 (4)      60,000      -           -          25,000    50,930 (5)

Henry Y. Pan, M.D., Ph.D., F.A.C.C    .  2001    65,625 (6)      15,000      -           -         200,000     8,488 (7)
      Executive Vice President,
      Clinical Development and
      Chief Medical Officer


D. Bruce Campbell, Ph.D.                 2001   265,000 (8)     100,000      -           -          40,000     9,167 (9)
      Senior Vice President,             2000   240,000 (8)      80,000      -           -          40,000     2,472 (9)
      Development                        1999   216,667 (8)      60,000      -           -          25,000         -

Margaret E. Valeur-Jensen, J.D., Ph.D.   2001   247,000 (10)     85,000      -           -          35,000         -
      Senior Vice President, General     2000   235,000 (10)     48,000      -           -          40,000    19,997 (11)
      Counsel and Secretary              1999   212,000 (10)     60,000      -           -               -   123,469 (11)


(1) Salary and bonus figures are amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(2) Represents amounts actually paid to Mr. Lyons for the corresponding fiscal years. Starting on January 1, 2002, Mr. Lyons' annualized salary became $437,000.

(3) The totals for 2000 and 1999 represents forgiveness of one-third of the loan made by the Company to Mr. Lyons pursuant to his employment agreement dated March 1, 1997.

(4) Represents amounts actually paid to Mr. Hawran for the corresponding fiscal years. Starting on January 1, 2002, Mr. Hawran's annualized salary became $284,000.

(5) The totals for 2000 and 1999 represents forgiveness of one-third of the loan made by the Company to Mr. Hawran of Mr. Hawran's loan pursuant to his employment agreement dated March 1, 1997.

(6) Represents amounts actually paid to Dr. Pan for the corresponding fiscal years. Starting on January 1, 2002, Dr. Pan's annualized salary became $315,000.

(7) Represents payments by the Company in 2001 for moving ($6,180) and personal travel ($2,308) to Dr. Pan in connection with relocating to San Diego, California pursuant to his employment agreement dated October 17, 2001.

(8) Represents amounts actually paid to Dr. Campbell for the corresponding fiscal years. Starting on January 1, 2002, Dr. Campbell's annualized salary became $278,000.

(9) Represents personal travel expenses paid on behalf of Dr. Campbell in 2000 ($2,472). In 2001, represents forgiveness of a loan ($3,554) made by the Company to Dr. Campbell of Dr. Campbell's loan pursuant to his employment agreement dated May 24, 2000 and personal travel expenses ($5,613) paid on behalf of Dr. Campbell.

(10) Represents amounts actually paid to Dr. Valeur-Jensen for the corresponding fiscal years. Starting on January 1, 2002, Dr. Valeur-Jensen's annualized salary was increased to $259,000.

(11) Represents payments by the Company in 1999 for moving, housing and other expenses and selling costs incurred by Dr. Valeur-Jensen in connection with selling her prior residence and relocating to San Diego, California ($87,497) and reimbursement for taxes associated with relocation reimbursements ($35,972) in 1999 and ($19,997) in 2000.


         Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of options made during the year ended December 31, 2001 by the Company to each of the Named Executive Officers:

                                          Number of
                                           Shares      % of Total                           Potential Realizable Value
                                         Underlying     Options                              at Assumed Annual Rate of
                                          Options      Granted to   Exercise                  Stock Appreciation for
                                          Granted     Employees in  Price per   Expiration        Option Term (2)
Name                                       # (1)      Fiscal Year     Share        Date          5%            10%
--------------------------------------- ------------- ------------- ----------- ----------- ------------- --------------
Gary A. Lyons .........................   10,000          1.0%        $24.33     04/18/11     $  153,010    $  387,758
Gary A. Lyons .........................   90,000          9.2          35.14     05/23/11      1,988,942     5,040,370
Henry Y. Pan, M.D., Ph.D., F.A.C.C. ...  200,000         20.4          30.05     09/25/11      3,779,657     9,578,392
D. Bruce Campbell, Ph.D. ..............   10,000          1.0          24.33     04/18/11        153,010       387,758
D. Bruce Campbell, Ph.D. ..............   30,000          3.1          35.14     05/23/11        662,981     1,680,123
Margaret E. Valeur-Jensen, J.D., Ph.D.    10,000          1.0          24.33     04/18/11        153,010       387,758
Margaret E. Valeur-Jensen, J.D., Ph.D.    25,000          2.6          35.14     05/23/11        552,484     1,400,103


(1) The options granted in 2001 to the officers listed above become exercisable as to 1/48th of the option shares each month following the vesting start date, with full vesting occurring on the fourth anniversary of the vesting start date. All options listed above were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant. The exercise price may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

         Aggregate Stock Options in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth certain information regarding the stock options held at December 31, 2001 and stock options exercised during fiscal 2001 by each of the Named Executive Officers. The Company has not granted any stock appreciation rights. As of the Record Date, the options exercised and the resulting common stock were held by limited liability companies formed by the Named Executive Officers.

                                                                       Number of Securities
                                                                      Underlying Unexercised     Value of Unexercised
                                                                          Options at the        In-the-Money Options at
                                           Shares         Value          Fiscal Year-End       the Fiscal Year-End ($)(1)
                                         Acquired On    Realized    -------------------------- --------------------------
Name                                     Exercise (#)   ($) (2)     Exercisable  Unexercisable Exercisable  Unexercisable
---------------------------------------- ------------ ------------- ------------ ------------- ------------ --------------
Gary A. Lyons ..........................    300,990    $10,249,943     303,297       150,213   $12,507,317    $3,082,646
Paul W. Hawran .........................     98,963      2,873,950     191,127       190,210     8,015,060     5,246,794
Henry Y. Pan, M.D., Ph.D., F.A.C.C. ....          -              -           -       200,000             -     4,252,000
D. Bruce Campbell, Ph.D. ...............          -              -     173,122        66,878     7,035,126     1,538,649
Margaret E. Valeur-Jensen, J.D., Ph.D. .     45,659      1,582,883      65,072        79,269     2,303,486     2,249,812


(1) "In-the-money" options are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option. These columns are based upon the closing price of $51.310 per share on December 31, 2001, minus the per share exercise price, multiplied by the number of shares underlying the option.

(2) "Value Realized" is an estimated value based on the excess of the closing prices as reported on the Nasdaq National Market on the dates of exercises, less the exercise prices of the options, multiplied by the number of shares exercised. As of the Record Date, these shares had not been sold.

EMPLOYMENT AGREEMENTS

         GARY A. LYONS has an employment contract that provides that: (i) Mr. Lyons serves as the Company's President and Chief Executive Officer for a term of three years commencing on May 24, 2000 at an initial annual salary of $385,000, subject to annual adjustment by the Board of Directors (Mr. Lyons' base salary for 2002 was set at $437,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Lyons gives 90 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) each year starting in 2000 and continuing for the term of the agreement, Mr. Lyons will be eligible to receive an incentive stock option award under the 1992 Incentive Stock Plan with the number of shares and exercise price as shall be determined by the Board of Directors; and (v) Mr. Lyons is entitled to continue to receive his salary, health, welfare and retirement benefits for 12 months as well as a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional 12 months and 12 months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Mr. Lyons would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         PAUL W. HAWRAN has an employment contract that provides that: (i) Mr. Hawran serves as the Company's Senior Vice President and Chief Financial Officer for a term of three years commencing on May 24, 2000 at an initial annual salary of $260,000, subject to annual adjustment by the Board of Directors (Mr.
Hawran's base salary for 2002 was set at $284,000), (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Hawran gives 90 days notice of termination, (iii) Mr. Hawran is eligible for a discretionary annual bonus as determined by the Board of Directors based upon achieving certain performance criteria, and (iv) Mr. Hawran is entitled to continue to receive his salary, health, welfare and retirement benefits for 12 months, a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional 12 months and 12 months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Mr. Hawran would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         HENRY PAN, M.D., PH.D., F.A.C.C. has an employment contract that provides that: (i) Dr. Pan serves as the Company's Executive Vice President, Clinical Research and Chief Medical Officer for a term of three years commencing on October 17, 2001 at an initial annual salary of $315,000, subject to annual adjustment by the Board of Directors (Dr. Pan's base salary for 2001 was set at $265,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Pan gives 90 days notice of termination;
(iii) Dr. Pan is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Pan's relocation to San Diego, California; (v) the Company has agreed to provide to Dr. Pan a home loan of up to $400,000 repayable in full upon the first to occur of (a) the four year anniversary of the loan, (b) termination of this agreement, (c) the sale by Dr. Pan of any security of the Company, or (d) refinancing or sale of the San Diego home. The loan will bear interest at a rate of five percent per annum payable annually in arrears and will be secured with a second mortgage deed on the San Diego home. For so long as the loan remains outstanding, 12.5% of the outstanding principal amount of the loan will be forgiven on each of the first four anniversaries of the date of the loan for a total forgiveness of 50%; (vi) Dr. Pan is entitled to continue to receive his salary, health, welfare and retirement benefits for nine months, a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination; and (vii) Dr. Pan was eligible to purchase 7,500 shares of Company Common Stock ("Signing Shares") as of October 17, 2001. Dr. Pan purchased the Signing Shares by providing to the Company a note in the amount of $277,725, representing the market value of the Signing Shares (the "Note"). The Note bears interest payable by Dr. Pan annually in arrears. The principal amount of the Note will be forgiven in four equal installments on each of the first four anniversaries of the effective date, provided there has been no termination of this agreement. Upon forgiveness of each installment of the principal of the Note, the Signing Shares relating thereto shall be deemed paid for in full and will be delivered to Dr. Pan free of restrictions. In the event this agreement is terminated prior to the fourth anniversary of the effective date, the Company may repurchase the Signing Shares for the then outstanding principal amount of the Note. In the event of a change in control of the Company, Dr. Pan would receive the same benefits package as a termination without cause described above in clause (vi), with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         D. BRUCE CAMPBELL, PH.D. has an employment contract that provides that:
(i) Dr. Campbell serves as the Company's Vice President, Development for a term of three years commencing on May 24, 2000 at an initial annual salary of $240,000, subject to annual adjustment by the Board of Directors (Dr. Campbell's base salary for 2002 was set at $278,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Campbell gives 90 days notice of termination; (iii) Dr. Campbell is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) in connection with the purchase of a home in the San Diego area, the Company extended a loan of $75,000 bearing annual interest of 1%, which loan may be eligible for forgiveness upon completion of four full years of continuous employment with the Company; (v) under certain conditions, upon termination, Dr. Campbell may be eligible to receive reimbursement costs associated with relocation back to the United Kingdom including selling costs of up to 6% of his San Diego home and up to $10,000 in moving expenses, and (vi) Dr. Campbell is entitled to continue to receive his salary, health, welfare and retirement benefits for nine months, a lump sum payment in an amount equal to a pro rata share of his annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Dr. Campbell would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         MARGARET E. VALEUR-JENSEN, J.D., PH.D., has an employment contract that provides that: (i) Dr. Valeur-Jensen serves as the Company's Senior Vice President, General Counsel and Corporate Secretary for a term of three years commencing on May 24, 2000 at an initial annual salary of $235,000, subject to annual adjustment by the Board of Directors (Dr. Valeur-Jensen's base salary for 2002 was set at $259,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Valeur-Jensen gives 90 days notice of termination; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Valeur-Jensen's relocation to San Diego, California; and (v) Dr. Valeur-Jensen is entitled to continue to receive her salary, health, welfare and retirement benefits for nine months, a lump sum payment in an amount equal to a pro rata share of her annual bonus based on the number of completed months of employment in the fiscal year plus an additional nine months and nine months of continued vesting of outstanding stock options in the event that the Company terminates her employment without cause, or materially reduces the power and duties of her employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Dr. Valeur-Jensen would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

                      REPORT OF THE COMPENSATION COMMITTEE

         The following is a report of the Compensation Committee of the Board of Directors of the Company (the "Committee") describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2001. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

         The Committee reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee is responsible for reviewing the salary and benefits structure of the Company at least annually to insure its competitiveness within the Company's industry. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 2001. In 2001, the members of the Committee were Joseph A. Mollica, Ph.D. and Stephen A. Sherwin, M.D.

COMPENSATION PHILOSOPHY

         The Company's philosophy in establishing its compensation policy for executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies. Compensation for the Company's executive officers consists of a base salary and potential incentive cash bonuses, as well as potential incentive compensation through stock options and stock ownership.

BASE SALARY

         The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive position in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The Company retained the services of an independent consultant to review and recommend improvements to the executive compensation policy. Some of the competitive information was obtained from surveys prepared by consulting companies or industry associations (e.g., the Radford Biotechnology Compensation Survey). As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

ANNUAL INCENTIVE COMPENSATION

         A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis as part of the Company's Incentive Compensation Plan. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual goals established for each executive officer. The Board of Directors establishes the maximum potential amount of each officer's bonus payment annually, based upon the recommendation of the Committee. The appropriate weight to be given to each of the various goals used to calculate the amount of each officer's bonus payment is determined by the Committee. The goal of the Company's Incentive Compensation Plan is to support the achievement of Company goals and objectives by basing compensation on a pay for performance basis.

LONG-TERM INCENTIVES

         The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Plan and the opportunity to purchase stock under the ESPP. The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

         The Company established the ESPP both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the ESPP, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of enrollment or exercise date, whichever is lower.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Gary A. Lyons' base salary for 2000 was set at $385,000, and was later increased to $405,000 for 2001 and $437,000 for 2002. Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons' base salary for 2001 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. Mr. Lyons earned a $115,000 bonus for 2001. As with other executive officers, Mr. Lyons' total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

SECTION 162(M)

         The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to the Company's executive officers.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

         In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

                                               Respectfully submitted by:
                                               COMPENSATION COMMITTEE

                                               Joseph A. Mollica, Ph.D.
                                               Stephen A. Sherwin, M.D.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of December 31, 2001, the Compensation Committee consisted of Joseph
A. Mollica, Ph.D. and Stephen A. Sherwin, M.D. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 2001, the Company loaned Henry Y. Pan, M.D., Ph.D., F.A.C.C., Executive Vice President, Clinical Development of the Company and Chief Medical Officer, $277,725 in connection with his employment agreement to purchase 7,500 shares of common stock (the "Signing Shares"). The principal balance of the loan bears interest at a rate of 5% per annum. Principal will be forgiven in four equal installments on each of the first four (4) anniversaries of the Effective Date provided there has been no termination of this Agreement.

Upon forgiveness of each installment of the principal of the loan, the Signing Shares relating thereto shall be deemed paid for in full and will be delivered to Dr. Pan free of restrictions. In the event this Agreement shall be terminated prior to the fourth anniversary of the Effective Date, the Company may repurchase the Signing Shares for the then outstanding principal of the loan. As of December 31, 2001, $277,725 remained outstanding on the loan. The parties have agreed that the remaining balance will be forgiven under certain circumstances.

         In February 1998, the Company loaned D. Bruce Campbell, Ph.D., Senior Vice President, Development of the Company, $250,000 in connection with certain housing and relocation expenses. The principal balance of the loan bears interest at a rate of 1% per annum, and principal and interest will be payable upon the first to occur of (i) at the time of relocation back to the United Kingdom, Dr. Campbell has accepted employment with another company or it is Dr. Campbell's intention to do so within a period of six months, (ii) Executive has not completed four full years of employment at the Company, (iii) termination of Dr. Campbell's employment with the Company is for cause, or (iv) the exercise, pledge or sale of all or part of the stock options granted by Company to Dr. Campbell. As of December 31, 2001, $76,196 remained outstanding on the loan. The parties have agreed that the remaining balance will be forgiven under certain circumstances.

         The  Company  has a  consulting  agreement  with  Wylie  A.Vale,  Ph.D.
pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, including attendance at meetings of the Company's Scientific Advisory Board, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Vale's agreement is for a one-year term that commenced in August 2001 and provides for an annual consulting fee of $100,000 in exchange for his consulting services to the Company. This agreement allows annual renewals at the options of both parties.

         In November 1999, the Company signed a three-year consulting agreement with Stephen A. Sherwin, M.D. Under the terms of the agreement, Dr. Sherwin is consulting on the Company's regulatory strategy, planning and implementation. He is also a member of the Company's Clinical Advisory Board and will advise on all clinical and preclinical programs. In exchange for his services, Dr. Sherwin was granted an option to purchase 15,000 shares of the Company's Common Stock. This option will vest over a three-year term based on continued services.

         The Company has a consulting agreement with Lawrence Steinman, M.D. pursuant to which Dr. Steinman spends a significant amount of time performing services for the Company, including attendance at meetings of the Company's Scientific Advisory Board, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Steinman's agreement is for a five-year term that commenced in February 1996 and will automatically renew for successive two-year terms unless terminated by either party with 180-days advance written notice. This agreement provides for an annual consulting fee of $85,000 in exchange for his consulting services to the Company.

         During fiscal 2001, there were no other transactions between the Company and its directors, executive officers, or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

San Diego, California
Dated:  April 19, 2002